Exhibit 99.1

EVOQUA WATER TECHNOLOGIES Announces

PRICING of SECONDARY Public Offering

Pittsburgh, August 7, 2020. Evoqua Water Technologies Corp. (NYSE: AQUA) announced the pricing of a secondary public offering of 8 million shares of its common stock by certain institutional shareholders of the company, including certain affiliates of AEA Investors LP (collectively, the “Selling Shareholders”), at a public offering price of $20.75 per share. Additionally, in connection with the offering, the Selling Shareholders have granted to the underwriter a 30-day option to purchase up to 1.2 million additional shares of common stock. The offering is expected to close on August 10, 2020, subject to the satisfaction of customary closing conditions.

The company is not selling any shares in the offering and will not receive any proceeds from the sale of shares being sold by the Selling Shareholders in the offering.

Goldman Sachs & Co. LLC is acting as sole underwriter for the offering.

An automatic shelf registration statement (including a prospectus) relating to these securities was filed on March 4, 2020 with the Securities and Exchange Commission (the “SEC”) and became effective upon such filing. Before you invest, you should read the prospectus in that registration statement and the documents incorporated by reference in that registration statement, as well as the prospectus supplement related to this offering. Copies of these documents are available at no charge on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus supplement and the accompanying prospectus may be obtained, when available, from: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com.

The offering of these securities is being made only by means of a prospectus supplement and an accompanying prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Evoqua Water Technologies

Evoqua Water Technologies is a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 160 locations across ten countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.

Contact Information:

Evoqua Water Technologies Corp.

Dan Brailer, Investor Contact

Telephone: 724-720-1605

Email: dan.brailer@evoqua.com

Evoqua Water Technologies Corp.

Lisa Marchewka, Media

Telephone: 978-614-7219

Email: lisa.marchewka@evoqua.com